ETE COMMON HOLDINGS, LLC

ETE COMMON HOLDINGS, LLC
BALANCE SHEETS
(Dollars in millions)
(unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
AFFILIATE RECEIVABLE	$209	$151
ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES	1,573	1,662
Total assets	$1,782	$1,813

LIABILITIES AND EQUITY
AFFILIATE PAYABLE	$164	$111
MEMBERS’ EQUITY:
Members’ capital	$1,617	$1,700
Accumulated other comprehensive income	1	2
Total members’ equity	1,618	1,702
Total liabilities and members’ equity	$1,782	$1,813

The accompanying notes are an integral part of these financial statements.

ETE COMMON HOLDINGS, LLC
STATEMENT OF COMPREHENSIVE INCOME
(Dollars in millions)
(unaudited)

Three Months Ended March 31, 2014

Equity in losses of unconsolidated affiliates	$(30)
INCOME BEFORE INCOME TAX EXPENSE	(30)
Income tax expense	—
NET LOSS	$(30)
Other comprehensive loss, net of tax	$(1)
COMPREHENSIVE LOSS	$(31)

The accompanying notes are an integral part of these financial statements.

ETE COMMON HOLDINGS, LLC
STATEMENT OF MEMBERS’ EQUITY
(Dollars in millions)
(unaudited)

	ETE Common Holdings Member, LLC	Energy Transfer Equity, L.P.	Total Members’ Equity
Balance, December 31, 2013	$3	$1,699	$1,702
Distributions to members	—	(53)	(53)
Net loss	—	(30)	(30)
Other comprehensive loss	—	(1)	(1)
Balance, March 31, 2014	$3	$1,615	$1,618

The accompanying notes are an integral part of these financial statements.

ETE COMMON HOLDINGS, LLC
STATEMENT OF CASH FLOWS
(Dollars in millions)
(unaudited)

Three Months Ended March 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(30)
Reconciliation of net loss to net cash provided by operating activities:
Equity in losses of unconsolidated affiliates	30
Net change in operating assets and liabilities	—
Net cash provided by operating activities	—
Net cash provided by investing activities	—
Net cash provided by financing activities	—
INCREASE IN CASH AND CASH EQUIVALENTS	—
CASH AND CASH EQUIVALENTS, beginning of period	—
CASH AND CASH EQUIVALENTS, end of period	$—

The accompanying notes are an integral part of these financial statements.

ETE COMMON HOLDINGS, LLC
NOTES TO FINANCIAL STATEMENTS
(Tabular dollar amounts in millions)
(unaudited)

1.      OPERATIONS AND ORGANIZATION:
Business Operations
ETE Common Holdings, LLC (the “Company,” “we,” or “ETE Holdings”) was formed on April 26, 2013 and is a subsidiary of Energy Transfer Equity, L.P. (“ETE”). In connection with ETE’s April 30, 2013 sale of its remaining 60% interest in ETP Holdco Corporation (“Holdco”) to Energy Transfer Partners, L.P. (“ETP”), the Company received 55.4 ETP limited partner common units and 0.1% of Sunoco Partners LLC (“Sunoco Partners”), the general partner of Sunoco Logistics Partners L.P. (“Sunoco Logistics”).
On October 31, 2013, the Company completed an exchange of 50.2 million ETP limited partner common units for 50.2 million ETP Class H units. The ETP Class H units are generally entitled to (i) allocations of profits, losses and other items from ETP corresponding to 50.05% of the profits, losses, and other items allocated to ETP by Sunoco Partners, the general partner of Sunoco Logistics, with respect to the IDRs and general partner interest in Sunoco Logistics held by Sunoco Partners, (ii) distributions from available cash at ETP for each quarter equal to 50.05% of the cash distributed to ETP by Sunoco Partners with respect to the IDRs and general partner interest in Sunoco Logistics held by Sunoco Partners for such quarter and, to the extent not previously distributed to holders of the Class H Units, for any previous quarters and (iii) incremental additional cash distributions in the aggregate amount of $329 million, to be payable by ETP to ETE Holdings over 15 quarters, commencing with the quarter ended September 30, 2013 and ending with the quarter ending March 31, 2017.
The Company currently owns 50.2 million ETP Class H Units and 5.2 million ETP limited partner common units.
In June and July, 2014, we purchased from Regency Energy Partners LP (“RGP”) 14,398,848 and 16,491,717 common units, respectively, representing limited partner interests in RGP.
The Company conducts no operations independent of its equity ownership interest in ETP. Its principal sources of cash flow are derived from its investments in the limited partner interest in ETP and it has no cash requirements. ETP is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Sunoco, Inc., and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 33.5 million common units in Sunoco Logistics, which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets.
Financial Statement Presentation
The financial statements of the Company presented herein for the three months ended March 31, 2014, have been prepared in accordance with GAAP. As the Company was formed on April 26, 2013, the financial statements herein do not include comparative periods.

2.      ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATE:

The Company owns 50.2 million ETP Class H Units and 5.2 million ETP limited partner common units which are accounted for under the equity method and 0.1% of Sunoco Partners.

We record changes in our ownership interest of ETP’s equity transactions, with gain or loss recognized in equity in earnings of unconsolidated affiliates. For example, upon ETP’s issuance of common units in a public offering, we record any difference between the amount of consideration received or paid and the amount by which the investment in unconsolidated affiliate is adjusted. If ETP issues units at a price less than our carrying value per unit, we assess whether the investment has been impaired, in which case a provision would be reflected in our statement of comprehensive income. For the three months ended March 31, 2014, no impairments were recorded and we recorded a net loss of $83.6 million in earnings from unconsolidated affiliates related to ETP’s unit issuances.

Summarized Financial Information
The following tables present selected balance sheet and income statement data for our unconsolidated affiliate, ETP (on a 100% basis for all periods presented).

	March 31,	December 31,
	2014	2013
Current assets	$7,069	$6,239
Property, plant and equipment, net	25,578	25,947
Advances to and investments in unconsolidated affiliates	4,160	4,436
Goodwill	4,507	4,729
Intangible assets, net	1,502	1,568
Other non-current assets, net	773	783
Total assets	$43,589	$43,702
Current liabilities	$7,491	$6,067
Long-term debt, less current maturities	16,191	16,451
Deferred income taxes	3,599	3,762
Other non-current liabilities	1,092	1,134
Equity	15,216	16,288
Total liabilities and equity	$43,589	$43,702

Three Months Ended
March 31, 2014
Revenue	$12,232
Operating income	688
Net income	491